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                                                               Exhibit 10.13



                    DOUBLE ENVELOPE CORPORATION

                MANAGEMENT SUPPLEMENTAL RETIREMENT AGREEMENT

     THIS AGREEMENT, dated for identification on the 1st day of January, 1990, by and between DOUBLE ENVELOPE CORPORATION ("Employer") and WILLIAM C. BRITTS ("Employee");

                               WITNESSETH THAT:

     WHEREAS, employer sponsors the "Employees' Retirement Plan of Double Envelope Corporation" (the "Pension Plan"); and

     WHEREAS, Employee is a participant in the Pension Plan; and

     WHEREAS, as of January 1, 1989, the Pension Plan was amended and restated; and

     WHEREAS, some of the amendments incorporated in the amended and restated Pension Plan resulted in a diminution of benefits to Employee; and

     WHEREAS, in consideration of Employee's past and future service to Employer, Employer desires to provide Employee with supplemental benefits to ameliorate the effect of the aforesaid diminution of benefits;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, IT IS AGREED:

     1. Commencing upon the date that retirement or death benefits under the Pension Plan are first paid for Employee's

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account at the Employee's normal retirement, early retirement, disability retirement or death (hereinafter inclusively referred to as "Benefit Commencement Date") as those terms are defined in the 1989 Plan (as hereinafter defined), as amended from time to time, and continuing for so long as benefits are payable for Employee's account under the Pension Plan, the Employer will supplement the Employee's retirement and death benefits from the Pension Plan with an amount equal to the amount by which (1) the payments which Employee would have received from the Pension Plan had the Pension Plan in effect as of December 31, 1988, ("1988 Plan") remained in effect until Employee's Benefit Commencement Date, exceeds (2) the greater of (i) the payments which the Employee, in fact, is entitled to from the Pension Plan, as it may be amended from time to time, or (ii) the payments which the Employee is or would have been entitled to as of his Benefit Commencement Date from the Pension Plan, as amended and restated as of January 1, 1989 ("1989 Plan").

     To this end, benefits payable under this Agreement shall be determined in accordance with the 1988 plan, reduced by any benefits payable from the 1989 Plan, unless such 1989 Plan produces a larger benefit. All benefits payable hereunder shall be the Acturarial Equivalent of the normal form of payment specified in the 1988 Plan. Any factors used to determine an Actuarial Equivalent benefit shall also be determined by the 1988 Plan.

     The Employee's Board of Directors will select the method of payment, which may be lump-sum, single-life annuity, joint and

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survivor annuity with spouse, or any other method.  In the event the Board of
Directors fails to select a method of payment before the Employee's Benefit Commencement Date, it shall be deemed to have selected the same method, payment duration and form as Employee elects to receive under the Pension Plan.

     The Employer shall have the right to prepay the commuted value, determined on an Actuarially Equivalent basis, of benefits in part or in full at any time. Benefits not paid in the normal form, as provided in the 1989 Plan will be the Actuarial Equivalent of the normal form.

     2. Payments may be made to the person entitled to benefits hereunder, to his legal representative, to an adult residing in the same household, to a trustee for the benefit of such person, or to such person's benefit, and the receipt of any of the foregoing shall constitute a full acquittance of Employer for such payment.

     3. Nothing herein shall constitute an implied or express agreement of employment of Employee by Employer.

     4. Employee's rights and benefits hereunder may not be assigned. Any purported assignment shall be void AB INITIO.

     5. This Agreement shall terminate and Employee shall have no further rights hereunder nor shall Employer have any obligations hereunder (i) in the event Employee voluntarily terminates his employment with Employer except upon early, normal or disability retirement under the Pension Plan, as amended, or (ii) in


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the event Employee is discharged by Employer for theft, embezzlement or fraud against Employer.

     6. Employer may discontinue this Agreement at any time and for any reason. Unless this Agreement shall be cancelled pursuant to the provisions of Section 5, above, any cancellation by Employer shall be prospective only, to the end that upon Employee's Benefit Commencement Date, Employee shall be entitled to begin receiving benefits hereunder, if any are due, based upon the amount, if any, by which accrued benefits under the 1988 Pension Plan would exceed the accrued benefits under the 1989 Pension Plan, both computed as of the date of cancellation of this Agreement.

     7. Notwithstanding any provision herein to the contrary, if Employee is or becomes entitled to "Cash Benefits" from Employer upon retirement pursuant to an employment agreement, Cash Benefits will, for purposes of this Agreement and for so long as they are paid, be deemed to be payments to which Employee is in fact entitled under the Pension Plan as well as payment to which Employee would be entitled, as of the Benefit Commencement Date, from the 1989 Plan.

     8. Employee acknowledges that Employer is under no obligation to set aside or fund its obligations hereunder in advance of the date actual payments are required to be made. Employee further acknowledges that Employer's obligation hereunder constitutes an unsecured promise to pay Employee on the terms and conditions herein.


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     9.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. It constitutes the entire agreement of the parties as to the subject matter herein and may not be amended except in writing. No waiver of any breach or default shall constitute a waiver of any other or subsequent breach of default.

     WITNESS  our signatures:


                                              EMPLOYER:
                                              Double Envelope Corporation



                                              By /s/
                                                 --------------------------
                                                 Its President

                                               EMPLOYEE:


                                               /s/
                                               --------------------------[SEAL]


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